Exhibit 4.1

WILLIAM LYON HOMES, INC.

AND

U.S. BANK NATIONAL ASSOCIATION,

as Note Trustee and Collateral Trustee

SUPPLEMENTAL INDENTURE

Dated as of November 8, 2012

to

Indenture

Dated as of February 25, 2012

12% Senior Subordinated Secured Notes due 2017

This SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 8, 2012, between WILLIAM LYON HOMES, INC., a California corporation (the “Issuer”), the Guarantors named herein and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Note Trustee (the “Note Trustee”) and Collateral Trustee, under the Indenture, dated as of February 25, 2012, as amended to date (the “Indenture”). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Issuer has issued its 12% Senior Subordinated Secured Notes Due 2017 (the “Notes”) pursuant to the Indenture;

WHEREAS, the Issuer has offered to purchase for cash any and all outstanding Notes pursuant to the tender offer commenced on October 25, 2012 (the “Tender Offer”);

WHEREAS, in connection with the Tender Offer, the Issuer has requested that Holders of the Notes deliver their consents with respect to the deletion of certain provisions of the Indenture;

WHEREAS, Section 8.02 of the Indenture provides that the Issuer, the Guarantors and the Note Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes); provided that any amendment to, or waiver of, the provisions of the Indenture that has the effect of releasing all or substantially all of the Liens from the Collateral securing the Notes shall require the written consent of Holders of at least 66 2/3% in aggregate principal amount of the then outstanding Notes;

WHEREAS, the Holders of at least 66 2/3% in aggregate principal amount of the outstanding Notes have duly consented to the proposed modifications set forth in this Supplemental Indenture in accordance with the Indenture (including Section 8.02 thereof);

WHEREAS, the Issuer has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee (i) a copy of resolutions of the Board of Directors of the Issuer authorizing the execution of this Supplemental Indenture, (ii) evidence of the consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officers’ Certificate and the Opinion of Counsel described in Section 13.05 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENTS

SECTION 1.01 Amendments.

(a) Subject to Section 2.02 hereof, the Indenture is hereby amended by deleting in their entireties Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.16, 4.17 (except for such portions thereof required by the Trust Indenture Act of 1939), 5.01(a), 5.01(b), 6.01(e), 6.01(f), 6.01(g), 6.01(h), and 6.01(i) of the Indenture.

(b) Effective as of the date hereof, none of the Issuer, the Note Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Sections or Clauses and such Sections or Clauses shall not be considered in determining whether an Event of Default has occurred or whether the Company has observed, performed or complied with the provisions of the Indenture.

SECTION 1.02 Amendment of Definitions. Subject to Section 2.01 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.01 hereof. The Notes are also deemed amended as appropriate to reflect the amendments to the Indenture contemplated hereby.

SECTION 1.03 Release of Collateral. The Holders of at least 66 2/3% in aggregate principal amount of the Notes (excluding Notes held by the Issuer or an affiliate of the Issuer) have duly consented to the release of all of the Liens on the Collateral securing the Notes in accordance with Section 8.02(b) of the Indenture.

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01 Effect of Supplemental Indenture. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.

SECTION 2.02 Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Issuer of at least a majority in principal amount of the outstanding Notes pursuant to the Tender Offer, except for the provisions of this Supplemental Indenture relating to the release of collateral which shall become operative only upon the purchase by the Issuer of at least 66 2/3% of the principal amount of outstanding Notes, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof if such purchase of at least a majority in principal amount of the outstanding Notes shall not occur.

SECTION 2.02 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

SECTION 2.03 No Representations by Trustee. The recitals contained herein shall be taken as the statement of the Issuer, and the Note Trustee assumes no responsibility for the correctness or completeness of the same.

SECTION 2.04 Trust Indenture Act Controls. No modification of any provisions of the Indenture effected by this Supplemental Indenture is intended to eliminate or limit any provision of the Indenture that is required to be included therein by the Trust Indenture Act of 1939, as amended, as in force as of the effectiveness of this Supplemental Indenture.

SECTION 2.05 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date hereof.

ISSUER:

WILLIAM LYON HOMES, INC.

By:	/s/ Matthew R. Zaist
	Name:	Matthew R. Zaist
	Title:	Executive Vice President

GUARANTORS:

WILLIAM LYON HOMES
CALIFORNIA EQUITY FUNDING, INC.
PH-LP VENTURES
DUXFORD FINANCIAL, INC.
SYCAMORE CC, INC.
PRESLEY CMR, INC.
WILLIAM LYON SOUTHWEST, INC.
PH-RIELLY VENTURES
HSP, INC.
PH VENTURES-SAN JOSE
PRESLEY HOMES

By:	/s/ Matthew R. Zaist
Name:	Matthew R. Zaist
Title:	Executive Vice President

LYON EAST GARRISON COMPANY I, LLC

By: William Lyon Homes, Inc.
Its: Sole Member

By:	/s/ Matthew R. Zaist
Name:	Matthew R. Zaist
Title:	Executive Vice President

WLH ENTERPRISES

By: William Lyon Homes, Inc.
Its: General Partner

By:	/s/ Matthew R. Zaist
Name:	Matthew R. Zaist
Title:	Executive Vice President

By: Presley CMR, Inc.
Its: General Partner

By:	/s/ Matthew R. Zaist
Name:	Matthew R. Zaist
Title:	Executive Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Trustee,

By:	/s/ Donnie Hurrelbrink
Name:	Donnie Hurrelbrink
Title:	Vice President